AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      AGREEMENT made as of the 1st day of July, 1999, by and among Picture Vision, Inc. having offices at 209 Tenth Avenue South, Suite 425, Nashville, TN 37203 (the "Company"), Paradise Music Entertainment, Inc. ("Paradise") and JON SMALL, an individual with an address at 209 Tenth Avenue South, Suite 425, Nashville, TN 37203 (the "Executive"). The Company and Paradise are sometimes collectively referred to herein as the "Employer. "

                              W I T N E S S E T H:

      WHEREAS, the Executive is Currently an executive officer of Paradise and the Company under an employment agreement ("Existing Employment Agreement") between Paradise and the Executive, as amended by Amendment No. 1 both dated as of July 1, 1997.

      WHEREAS, the Company, Paradise and the Executive wish to amend and restate the terms and conditions of the Executive's employment by Paradise effective as of July 1, 1999 ("Effective Date") and wish to terminate the Existing Employment Agreement as of the Effective Date and to substitute the terms of this Agreement therefor as of the Effective Date.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Employment. The Company agrees to employ the Executive for the Term specified in Section 2 and in the capacities set forth in Section 3 and the Executive agrees to accept such employment, upon the terms and conditions hereinafter set forth.

      2. Term. This Agreement shall be for a term commencing on the Effective Date and expiring on June 30, 2002 unless otherwise sooner terminated as provided in this Agreement (the "Term"). This Agreement may be extended on the prior written agreement of the parties hereto. If this Agreement is extended, then the "Term" shall also be deemed to include such extensions.

      3. Duties and Responsibilities.

            (a) During the Term, the Executive shall serve as President and CEO Executive Officer of the Company and in such additional capacities, if any, of Paradise that may be requested by Paradise. No further compensation shall be payable with respect to any additional services. During the Term, the Executive shall be subject to the review of the Chief Operating Officer of Paradise and the Chief Executive Officer of Paradise. The Executive shall cause the Company to comply with all financial reporting requirements established by Paradise for its subsidiaries including the maintenance and control of bank accounts by Paradise.

            (b) The Executive shall, except as provided in Schedule A, devote substantially all his business efforts to the affairs of the Company. Other permitted business activities of the Executive shall not be competitive and shall not conflict with the terms of this Agreement. The Executive will (i) devote his best efforts, skill and ability to promote the Company's interests;
(ii) carry out his duties in a competent and professional manner; (iii) work with other employees of the Company in a competent and professional manner; and
(iv) generally promote the best interests of the Company. Notwithstanding the foregoing, the Executive may engage in additional activities if such activities are approved by a majority of the Board of Directors of Paradise. After such approval Schedule A shall be amended to include such activities.

            (c) The Executive's principal place of employment shall be at the principal offices of the Company (and such locations to which such principal office shall be relocated) subject to reasonable travel requirements on behalf of the Company. If during the Term, the Company or Paradise requires the Executive to move his principal place of business outside of the greater Nashville metropolitan area (a radius of more than 30 miles from Nashville, Tennessee) and Executive chooses not to accept such relocation, then the Executive may so advise the Company, in writing, and this Agreement shall be deemed null and void and no longer of any force and effect, and Executive shall be released from all provisions and restrictions contained herein, including, without limitation, the restrictions set forth in Section 11 hereof As severance, the Company shall pay to the Executive, in equal monthly installments compensation at the applicable Base Salary rate in effect for such month for the remainder of the Term. Such severance shall be in lieu of any other claims of Executive under this Agreement which are not accrued as of the date of termination.

      4. Compensation.

            (a) As compensation for services rendered hereunder and in consideration of his agreement not to compete as set forth in Section 11 below, the Company shall pay the Executive during the Term, in accordance with the Company's normal payroll practices. During the fiscal year July 1, 1999 through June 30, 2000 ("Fiscal Year 2000") compensation shall be paid at an annual rate of $375,000 ("Base Salary"). The Base Salary shall be $387,500 for Fiscal Year 2001 and $400,000 for Fiscal Year 2002. The Executive's compensation will be reviewed annually by Employer's Compensation Committee with bonus awards or increases in salary to be considered based on the Executive's and Employer's performance. The determination of bonus awards will take into account Employer's overall profitability, growth and capital appreciation. Such awards may consist of all or a combination of cash, stock, stock options, stock warrants, stock appreciation rights or other forms of non-cash compensation as mutually agreed upon between the Compensation Committee and the Executive.

            (b) The Executive shall be entitled with respect to Fiscal Year 1999 to a cash bonus of $125,000, less applicable withholding taxes, if the Company's audited pre-tax income is greater than $500,000. In each of Fiscal Years 2000, 2001 and 2002 the Executive shall be entitled to a cash bonus of $100,000, less applicable withholding taxes, if the audited

Pre-Tax Income of the Company for such fiscal year is in excess of $500,000. For purposes hereof, "Company Pre-Tax Income" shall mean: the revenues of the Company of every kind and nature; less the actual expenses related to the operation of the business of the Company. Company Pre-Tax Income shall be computed in accordance with generally accepted accounting principles consistently applied as determined by the Company's accountants ("GAAP"). In connection with such computation there shall be no charge for general administrative expenses of Paradise which are not directly related to the Company's business. As an example no charge shall be made for any portion of the salary of the CEO of Paradise. In addition no charge shall be made for amortization of any goodwill other than goodwill, if any, charged to the Company for direct activities from and after July 1, 1999. A statement of the calculation of Company Pre-Tax Income shall be delivered to Executive within 30 days after the audited financial statements of Paradise have been issued. At the time of delivery of such statement, the cash bonus due, if any, less applicable withholding amounts, shall be paid to Executive. The Executive shall have the right to audit the computation of Company Pre-Tax Income, upon prior written notice, once with respect to each fiscal year. In the event that Company Pre-Tax Income has been understated by more than 10%, the Company shall reimburse the Executive for the cost of such audit.

            (c) Additional compensation may be awarded to the Executive and other employees of the Company, at the discretion of the Compensation Committee of Paradise, to reward outstanding performance. Such compensation may include awards comprising cash, stock, stock options or other forms of compensation.

            (d) The Executive has been granted, subject only to the execution of this Agreement 50,000 three year non-qualified stock options vesting April 20, 2001 at an exercise price of $5.25 per share, and 65,000 three year non-qualified stock options vesting immediately at an exercise price of $5.25 per share and 25,000 ten year options at an exercise price of $5 per share vesting in installments of one-third each on the first, second and third anniversary date of this Agreement.

      5. Benefits.

            (a) During the Term, the Executive shall be entitled to participate in the benefit plans established by Paradise for the benefit of its key senior executives.

            (b) The Executive shall be entitled to four (4) weeks of paid vacation per year. The Executive shall be entitled to reimbursement of all business expenses incurred by him on behalf of the Company provided that such expenses have been incurred in accordance with the policies of the Company and have been documented in accordance with the policies of the Company.

            (c) Paradise shall establish a retirement plan (the "Plan") qualified under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan shall provide for a contribution by Paradise to the retirement account for Executive established under the Plan of an amount designated by the Executive up to the maximum amount permitted under the Plan. Such contribution amount shall reduce the amount of the cash compensation otherwise to be paid to the Executive under
Section 4 for the fiscal year to which it relates on a dollar for dollar basis.

            (d) Paradise, hereby agrees to indemnify, release and hold harmless the Executive subject only to the limits provided under the law of the state of Delaware, when and if he is the subject of any claim or is or becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative, investigative or criminal by reason of the fact that he is or was an officer, director, employee, consultant or agent to Paradise, or by reason of any action alleged to have been taken or omitted in such capacity; (ii) against any and all claims, losses liabilities, costs, charges and expenses, including, without limitation, reasonable attorneys' and other fees and expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Executive in connection therewith and any appeal therefrom provided that with respect to any criminal action or proceeding, the Executive had no reasonable cause to believe his conduct was unlawful. The termination of any civil action, suit or proceeding by settlement or consent decree shall not, of itself, create a presumption that the Executive did not satisfy the foregoing standard of conduct to the extent applicable thereto. Paradise shall include the Executive in the Directors and Officers' liability policy then maintained by Paradise for its directors and senior executives.

            (e) Paradise shall maintain a term life insurance policy for the benefit of the Executive in an amount of $750,000 unless term life insurance in excess of this amount is provided to the Executive as part of an overall group policy and further provided that Executive can be insured by a reputable insurance company at rates prevailing in the City of New York for healthy men of his age. If such coverage is not available to Executive at such prevailing rates, Executive will be provided with an amount of insurance which is equal in cost to what the cost would have been at such prevailing rates or alternatively Executive shall pay the differential between the actual cost and the cost that would have been incurred if Executive had so qualified.

      6. Key Man Insurance. Paradise shall have the right to obtain key man life insurance for the benefit of Paradise on the life of the Executive. If requested by Paradise, the Executive shall submit to such physical examination and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable Paradise to obtain such life insurance. The Executive has no reason to believe that his life is not insurable with a reputable insurance company at rates now prevailing in the City of New York for healthy men of his age, provided that failure in the future of the Executive not to so qualify shall not be a breach of this Agreement.

      7. Discharge by Employer.

            (a) Discharge for Cause. The Employer shall be entitled to immediately terminate the Term and to discharge the Executive for cause, which shall be limited to the following grounds:

            (i) Conviction of a felony with respect to any criminal act involving the Employer; or

            (ii) Commission of a willful or intentional act which could reasonably be expected to materially injure the reputation, business or business relationships of the Employer including acts of moral turpitude such as continuing alcohol or substance abuse or the violation of the terms of Sections 10 and 11 hereof which is not cured within thirty (30) days after Executive has received a written notice from Employer stating in reasonable detail the willful or intentional acts at issue and the nature of the injury or damage.

            (b) Termination Without Cause. In the event the Executive's employment hereunder is terminated by Employer other than pursuant to Section 7(a) or Section 8, or if the Executive's employment is terminated by the Executive for Good Reason (as hereinafter defined), the Executive shall be entitled to receive the following:

                  (i) The Annual Salary that the Executive would have received for the remaining balance of the Term, payable in accordance with Employer's normal payroll practices.

                  (ii) Employer shall pay for the cost of 18 months of COBRA continuation coverage for the Executive.

                  (iii) Full vesting of all stock options issued to the Executive and not yet vested at the time of such termination. The Executive shall have the right to exercise such options during the remainder of the exercise term.

                  (iv) All other reimbursements, unpaid bonuses and other payments then due to the Executive shall be paid in full within ten (10) business days following the effective date of such termination.

For purposes of this Agreement, "Good Reason" shall mean, without the express written consent of the Executive, the occurrence of a material breach by Employer of any provision of this Agreement unless such breach is fully corrected within 30 days following written notification by the Executive to Employer that he intends to terminate his employment hereunder, which notice shall specify the nature of such breach or event in reasonable detail.

Executive shall have no duty to mitigate damages in the event that termination occurs under Section 7(b) hereof except that if the termination is based upon a breach of Section 3(c) the duty to mitigate damages shall not be waived. In instances where Executive has no duty to mitigate damages Employer shall have no right to offset or reduce amounts payable to Executive based upon any other income that Executive may earn following such termination.

      8. Disability, Death.

            (a) If the Executive shall be unable to perform his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability as determined by a competent medical doctor (all such causes being herein referred to as "Disability") and the Executive shall fail to have performed substantially such duties for 90 consecutive days or for periods aggregating 180 days, whether or not continuous, in any continuous period of one year (such 90th or 180th day to be known as the "Disability Date"), Paradise shall have the right to terminate the Executive's employment hereunder as at the end of any calendar month thereafter upon written notice to him. The Executive shall be entitled to his Annual Salary for the remainder of the fiscal year in which the Disability Date occurred plus all bonuses earned through the Disability Date for such fiscal year.

            (b) In case of the death of the Executive, this Agreement shall terminate and Paradise shall be obligated to pay to the Executive's estate or as otherwise directed by the Executive's duly appointed and authorized legal representative, the Annual Salary for the remainder of the fiscal year in which death occurs and all bonuses earned through the date of death for such fiscal year.

      9. Voluntary Termination and Termination for Cause. If the Executive voluntarily terminates his employment prior to the end of the Term or if the Executive is terminated for cause, he shall only be entitled to receive compensation accrued through the date of termination; provided, however, that if Executive voluntarily terminates his employment in accordance with Section 3(c) or because Paradise has breached this Agreement, then the Executive shall, in either case, be entitled to receive the compensation payable to him under
Section 3(c) hereof and he shall be released from the restrictions set forth in
Section 11 hereof. For the two year period following voluntary termination not caused by Paradise or termination for cause, the Company shall be entitled to receive 25% of the gross revenues generated by the Executive, less direct expenses, from ongoing business with customers of the Company which began doing business with the Company after October 1, 1996. The Company shall be provided with full information by the Executive with respect to such business and the Company shall have the right to audit such information annually, upon prior written notice. In the event of an understatement by more than 10% the Company's audit fees shall be paid by the Executive. Payments with respect to this Section 9 thereto shall be made quarterly by the Executive to the Company.

      10. Confidential Information. The Executive recognizes that he will occupy a position of trust with respect to business and technical information of a secret or confidential nature which is the property of Paradise or the Company or any of its affiliates, and which has been and will be imparted to him from time to time in the course of his employment with Paradise. In light of this understanding, the Executive agrees that:

            (a) the Executive shall not at any time knowingly use or disclose, directly or indirectly, any of the confidential information or trade secrets which is the property of Paradise, or any of its affiliates, to any person, except that he may use and disclose to authorized Employer personnel, licensees or franchisees in the course of his employment; and

            (b) within five (5) days from the date upon which his employment with Paradise is terminated, for any reason or for no reason, or otherwise upon the request of Paradise, he shall return to Paradise any and all documents and materials which constitute or contain the confidential information or trade secrets of Paradise, or any of its affiliates.

For purposes of this Agreement, the terms "confidential information" or "trade secrets" shall include all information of any nature and in any form which is owned by Paradise, or any of its affiliates, and which is not publicly available or generally known to persons engaged in businesses similar to that of Paradise, or any of its affiliates. Notwithstanding the foregoing, when the Executive's employment with Paradise is terminated, for whatever reason, the limitations provided in this Section 10 shall not prevent the Executive from using for his own benefit any information which he acquired prior to the Effective Date.

      11. Non-Competition.

            (a) The Executive agrees that his services hereunder are of a special character, and his position with Paradise places him in a position of confidence and trust with Paradise's artists, clients, customers and employees. The Executive and Paradise agree that in the course of employment hereunder, the Executive has and will continue to develop a personal acquaintanceship and relationship with Paradise's artists, clients and customers, and a knowledge of those artists', clients' and customers' affairs and requirements which may constitute Paradise's primary or only contact with such artists, clients and customers. The Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of Paradise that the Executive make the covenants contained herein. Accordingly, the Executive agrees that while he is in Paradise's employ the Executive will not, without the prior written consent of Paradise, either directly or indirectly, or in any capacity whether as a promoter, proprietor, partner, joint venturer, employee, agent, consultant, director, officer, manager, equity holder (except as an equity holder holding less than five percent (5%) of a publicly traded company's issued and outstanding equity securities, or otherwise) work for, act as a consultant to or own any interest in any direct competitor of Paradise which operates in or provides services essentially the same as Paradise in any portion of the geographic territory where Paradise operates or sells its products or services, except as allowed pursuant to Section 3(b) of this Agreement. The Executive further agrees that during the Term, and for the one year period following the Executive's termination of employment with Paradise, the Executive will not solicit, entice, induce or persuade: (i) any employee, artist, client or customer of Paradise; or (ii) any person or entity which had been engaged in negotiations with Paradise to become, an employee, artist, client or customer of Paradise during the six month period prior to the Executive's termination of employment with Paradise, to alter, terminate or refrain from extending or renewing any contractual or other relationship with Paradise, or commence a similar or substantially similar relationship with the Executive, any entity with whom the Executive is affiliated or employed by or any direct competitor of Paradise. Notwithstanding the foregoing, when the Executive's employment with Paradise is terminated, for whatever reason, the Executive may continue to do business, without violating the terms hereof, with, any customer, client or artist of Paradise which was a customer, client or artist of the Executive, or any company controlled by the Executive, prior to the Effective Date.

            (b) As used in this Section 11, the term "Paradise" shall include subsidiaries of Paradise, the term "customer" shall mean any person or entity who is then, or who had been at any time during the one year period immediately preceding the date of termination of the Executive's employment, a customer of Paradise, and the term "artist or client" shall mean any person or entity who is then, or who had been at any time during the one year period immediately preceding the date of termination of the Executive's employment, an artist or client represented by, signed by, working for or collaborating with Paradise.

            (c) The parties hereto agree that the duration and area for which the covenant not to compete set forth herein is to be effective are reasonable. In the event that any court determines that the time period or the area, or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

            (d) If the Executive commits a material breach or is about to commit a material breach, of any of the above provisions, Paradise shall have the right to seek temporary and preliminary injunctive relief to prevent the continuance or commission of such breach prior to any hearing on the merits and to have the provisions of this Agreement specifically enforced by any court having equal Jurisdiction it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Paradise. In addition, Paradise may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

            (e) The existence of any claim or cause of action of the Executive against Paradise, whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Paradise of those covenants and agreements.

            (f) In the event of a breach of this Agreement by Paradise, the restrictions on the Executive set forth in this Section 11 shall not apply.

      12. Resolution of Disputes. Any dispute by and among the parties hereto arising out of or relating to this Agreement, the terms, conditions or a breach thereof, or the rights or obligations of the parties with respect thereto, shall be arbitrated in the City of New York, New York before and pursuant to then applicable commercial rules and regulations of the

American Arbitration Association, or any successor organization. The arbitration proceedings shall be conducted by a panel of three arbitrators, one of whom shall be selected by Paradise, one by the Executive (or his legal representative) and the third arbitrator by the first two so chosen. The parties shall use their best efforts to assure that the selection of the arbitrators shall be completed within 30 days and the parties shall use their best efforts to complete the arbitration as quickly as possible. In such proceeding, the arbitration panel shall determine who is a substantially prevailing party and shall award to such party its reasonable attorneys', accountants' and other professionals' fees and its costs incurred in connection with the proceeding. The award of the arbitration panel shall be final, binding upon the parties and nonappealable and may be entered in and enforced by any court of competent jurisdiction. Such court may add to the award of the arbitration panel additional reasonable attorneys' fees and costs incurred by the substantially prevailing party in attempting to enforce such award.

      13. Enforceability. The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions of this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

      14. Assignment. This Agreement is a personal contract and the Executive's rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive. The rights and obligations of Paradise hereunder shall be binding upon and run in favor of the successors and assigns of Paradise. If any assignment or transfer of rights hereunder is attempted by the Executive contrary to the provisions hereof, Paradise shall have no further liability for payments hereunder.

      15. Modification. This Agreement may not be canceled, changed, modified or amended orally, and no cancellation, change, modification or amendment shall be effective or binding, unless it is in writing, signed by both parties to this Agreement.

      16. Severability, Survival. If any provision of this Agreement is held to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement nevertheless shall be binding upon the parties with the same effect as though the void or enforceable part has been severed and deleted.

      17. Notice. Notices given pursuant to the provisions of this Agreement shall be sent by certified mail, postage prepaid, or by overnight courier, or by telex, telecopier or telegraph, charges prepaid, to the following address:

            To Paradise:      Paradise Music & Entertainment, Inc.
                              53 West 23rd Street
                              New York, New York 10010
                                          and

                              Picture Vision, Inc.
                              209 Tenth Avenue South, Suite 425
                              Nashville, TN 37203

            with a copy to:   Davis & Gilbert LLP
                              1740 Broadway
                              New York, New York 10019
                              Attn: Walter M.  Epstein, Esq.

            To the Executive: Jon Small
                              c/o Picture Vision, Inc.
                              209 Tenth Avenue South, Suite 425
                              Nashville, TN 37203

            with a copy to:   Levine Thall Plotkin & Menin, LLP
                              1740 Broadway
                              New York, New York 10019
                              Attn: Geoffrey Menin, Esq.

      18. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      19. No Conflict. The Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this agreement or which would be breached by the Executive upon his performance of his duties pursuant to this agreement.

      20. Execution and Validity.

            (a) The Executive has the full power and authority to make, execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by the Executive and assuming due authorization, execution and delivery the Employer constitutes a legal, valid and binding obligation of the Executive, enforceable against him in accordance with its terms. The execution, delivery and performance by the Executive of his obligations hereunder will not violate, conflict with or result in the breach of any material agreement to which he is a party.

            (b) The Employer has the full corporate power and authority to make, execute, deliver and perform this Agreement. The execution and delivery of this Agreement by the Employer have been duly authorized by all required corporate action on behalf of the Employer. This Agreement has been duly and validly executed and delivered by the Employer and assuming due authorization, execution and delivery by the Executive constitutes a legal, valid and binding obligation of the Employer, enforceable against it with its terms. The execution, delivery and performance by the Employer of the Agreement will not violate, conflict with or result in the breach of any other material agreement of the Employer.

      21. Entire Agreement. This Agreement represents the entire agreement between the Employer and the Executive with respect to the subject matter hereof, and all prior agreements relating to the employment of the Executive, written or oral, are nullified and superseded hereby.

      IN WITNESS WHEREOF, the parties have set their hands and seals on and as of the day and year first above written.

                              PARADISE MUSIC & ENTERTAINMENT, INC.

                                 By:
                                 --------------------------------------
                                 Name:
                                 Title:


                              PICTURE VISION, INC.

                                 By:
                                 --------------------------------------
                                 Name:
                                 Title:


                                 --------------------------------------
                                 Jon Small

                                   Schedule A

The Executive may devote such time as the Executive deems appropriate, without adversely affecting the Executive's time devoted to the business of the Company, to work for Scavenger, Inc.